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                                                                   EXHIBIT 10.14

                    EMISSIONS TESTING, INC DBA SPEEDEMISSIONS

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into between EMISSIONS TESTING, INC., dba SPEEDEMISSIONS, a Georgia corporation (the "Employer"), and RICHARD A. PARLONTEIRI, an individual resident of Georgia (the "Employee"), as of the 18th day of September, 2000 (the "Effective Date").

                  The Employer wishes to employ the Employee to serve as its President and Chief Executive Officer, and the Employee is willing to serve the Employer in such capacity, all on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

          1. EMPLOYMENT. The Employer agrees to hire and employ the Employee, and the Employee agrees to serve the Employer, as President and Chief Executive Officer in accordance with and subject to the terms and conditions set forth herein. The Employee shall have such authority, duties and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors of the Employer (the "Board") from time to time. The Employee shall devote his full business time, attention, skill and efforts to the performance of his duties and responsibilities hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer's policies. The Employee may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; PROVIDED, HOWEVER, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the Employer. Under no circumstances will the Employee work for any competitor or have any financial interest in any competitor of the Employer; PROVIDED, HOWEVER, that the Employee may invest (solely as a passive investor) in up to 1% of the publicly-traded stock or securities of any such company whose stock or securities are traded on a national exchange.

          2. TERM. Unless earlier terminated as provided herein, the Employee's employment under this Agreement shall be for a continuing term (the "Term") of three years from the Effective Date.

          3. COMPENSATION, QUARTERLY PERFORMANCE BONUS, STOCK AWARD, BENEFITS AND EXPENSE REIMBURSEMENT.

                  (a) BASE SALARY. The Employer shall pay the Employee a salary at a rate of $120,000 per annum in accordance with the salary payment practices of the Employer; provided, however, that during the period September 18, 2000 through and including December 31, 2000,

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the Employer shall pay the Employee a salary at a rate of $60,000 per annum in accordance with such practices.

                  (b) QUARTERLY PERFORMANCE BONUS. The Employee shall be eligible to receive a cash bonus, on a calendar quarterly basis, based on the Employee's achievement of specified goals and criteria for the Employer. These goals and criteria shall be developed (and periodically updated as deemed appropriate) by the Compensation Committee (the "Committee") of the Board in consultation with the Employee. Such goals and criteria, as the same exist from time to time, shall be in writing and attached to and made a part of this Agreement (the "Bonus Plan"). Unless provided otherwise in any particular Bonus Plan, the Committee shall determine whether the Employee has achieved the goals and criteria for the applicable quarter and, if so, the amount of the quarterly bonus to be paid to the Employee, as soon as practical after the operating and financial results of the Employer for the relevant quarter are made known to the Board. Any bonus so determined by the Committee will vest in the favor of the Employee as of the last day of the quarter to which such bonus relates. Each quarterly cash bonus shall be paid to the Employee by the Employer within a reasonable period after the Committee's final determination. For purposes of this Section 3(b), the first calendar quarter to be considered for a bonus payment shall cover the months of October, November and December 2000 (the "First Quarter") (and thereafter, every calendar quarter during the Term). The amount of the bonus payable to the Employee for the First Quarter shall be $10,000, and the amount of all subsequent quarterly cash bonus (assuming the applicable goals and criteria are satisfied by the Employer) shall not be less than $10,000.

                  (c) STOCK OPTIONS. The Employer agrees that the Employee shall be entitled to receive an option to purchase up and including 500,000 shares of the Employer's common stock, no par value per share, pursuant to a stock option plan adopted or to be adopted by the Employer on or prior to December 31, 2000, all as to be provided therein (the Plan"). The option shall be granted to the Employee as soon as practical after the Employer's shares are traded in the public market. The per share exercise price under the option shall be equal to the per share fair market value of the Employer's common stock, as determined by the committee established, or to be established, under the Plan, on the date the option is granted. The option shall vest in favor of the Employee as to 250,000 shares on the date on which the option is granted to the Employee, and the option shall vest in favor of the Employee as to the remaining 250,000 shares on January 1, 2002. The option otherwise will be issued in accordance with, and subject to, the terms and conditions of the Plan.

                  (d) EMPLOYEE BENEFITS. The Employee shall participate in any retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Employer now or hereafter applicable to the Employee or applicable generally to employees of the Employer, as determined by the Board. In addition, the Employer shall pay (or reimburse the Employee for) the actual cost of the Employee's COBRA expenses (for himself and his wife), as and when due and payable to the Employee's former employer or health insurance company, until the Employer adopts and puts into effect a health plan for its executive employees.


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                  (e) EXPENSE REIMBURSEMENT. The Employer shall reimburse the
Employee for reasonable travel and other expenses related to the Employee's duties that are incurred and accounted for in accordance with the Employer's standard business practices. In addition, the Employer will pay (or reimburse the Employee for) the Employee's monthly dues at the Vinings Club in Atlanta, Georgia, and his professional association dues and fees, so long as the amounts are reasonable and approved in writing from time to time by the Board.

          4. TERMINATION.

               (a) The Employee's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                   (i)   upon the death of the Employee;

                   (ii) upon the disability of the Employee for a period of 60 days which, in the opinion of the Board, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

                   (iii) upon the determination of Cause for termination, in
                         which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes, or is reasonably likely to cause material harm to the Employer (including harm to its business reputation),
                         (B) the indictment of the Employee for the commission or perpetration by the Employee of any felony or any crime involving dishonesty, moral turpitude or fraud,
                         (C) the material breach by the Employee of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Employee of such breach, (D) the exhibition by the Employee of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board's good faith and reasonable judgment, is materially detrimental to the Employer's best interest, that, if susceptible of cure, remains uncured ten days following written notice to the


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                         Employee of such specific inappropriate behavior, or
                         (E) the failure of the Employee to render the services hereunder in accordance with an appropriate performance standard determined in the sole discretion of the Board; or

                    (iv) upon 30 days written notice thereof to the Employee
                         from the Employer (termination "Without Cause"), provided that in the event of any such termination Without Cause, Section 4(e) shall be applicable thereto.

                  (b) EMPLOYEE'S DEATH. If the Employee's employment is terminated because of the Employee's death, the Employee's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus vested in favor of the Employee under the Bonus Plan through the date of death.

                  (c) EMPLOYEE'S DISABILITY. During the period of any incapacity leading up to the termination of the Employee's employment as a result of disability, the Employer shall continue to pay the Employee his full base salary at the rate then in effect and all benefits provided for hereunder (other than any bonus under the Bonus Plan) until the Employee becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Employee shall be reduced by the sum of the amounts, if any, payable to the Employee for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Employee shall receive any bonus vested in favor of the Employee under the Bonus Plan through the date of incapacity.

                  (d) TERMINATION FOR CAUSE. If the Employee's employment is terminated for Cause as provided above, or if the Employee resigns, the Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, but Employee will thereby forfeit any rights in any bonus that has not vested under the terms of the Bonus Plan or the terms hereof.

                  (e) TERMINATION WITHOUT CAUSE. If the Employee's employment is terminated Without Cause, the Employer shall pay to the Employee severance compensation in an amount equal to 100% of his then-current monthly base salary each month for one year from the date of termination, plus any bonus vested in favor of the Employee under the Bonus Plan through the date of termination.

                  (f) RELEASE BY EMPLOYEE. With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Employee is a participant, upon termination of the Employee's employment, regardless of cause or reason, the Employer shall have no obligation to the Employee for, and the Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employee shall enter into and deliver to the Employer a form of release acknowledging such remaining obligations and discharging the Employer, as well as the


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Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee's employment by the Employer, including the circumstances of such termination.

                  (g) RESIGNATION OF DIRECTORSHIPS. In the event that the Employee's employment is terminated for any reason and the Employee serves as a director of the Employer or of any subsidiary of the Employer, the Employee shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

          5. OWNERSHIP OF WORK PRODUCT. The Employer shall own all Work Product arising during the course of the Employee's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets (defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Employer, its business or its customers and that Employee conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Employee to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Employee conceived or developed prior to, and independent of, the Employee's work for the Employer, the Employee agrees to identify the pre-existing items to the Employer, and the Employee grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Employee agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

          6. PROTECTION OF TRADE SECRETS. The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Employee agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. For the purposes hereof, "Trade Secret" means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          7. PROTECTION OF OTHER CONFIDENTIAL INFORMATION. In addition, the Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Employee's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual


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and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

          8. RETURN OF MATERIALS. The Employee shall surrender to the Employer, promptly upon its request and in any event upon termination of the Employee's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Employee's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Employee shall certify in writing compliance with the foregoing requirement.

          9. RESTRICTIVE COVENANTS.

                  (a) NO SOLICITATION OF CUSTOMERS. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Employer or its subsidiaries any product or service competitive with or substitute for any of the Employer's Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Employee had direct material contact with regard to the selling, delivery, or support of the Employer's Products, including servicing such person's or group s account, during the period of 12 months preceding the solicitation date. The "Employer's Products" refers to the products and services that the Employer or any of its subsidiaries or affiliates offered or sold within six months of the solicitation date.

                  (b) NO RECRUITMENT OF PERSONNEL. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or induce any employee of or consultant to the Employer or any of its subsidiaries or affiliates to leave his or her position with the Employer (or the subsidiary or affiliate), or recruit or attempt to recruit such persons to accept employment or any other position with another business.

                  (c) INDEPENDENT PROVISIONS. The provisions in each of the above Sections 9(a) and 9(b) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

          10. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

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          11. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; PROVIDED, HOWEVER, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

          12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

          13. NON-WAIVER. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

          14. ENFORCEMENT. The Employee agrees that in the event of any breach or threatened breach by the Employee of any covenant contained in Section 6, 7, 9(a), or 9(b) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Employee, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Employee shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

          15. SAVING CLAUSE. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement

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supercedes in its entirety the Employment Agreement between the parties hereto dated September 18, 2000.

          17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed and sealed this Agreement, effective as of the date first above written.

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
                                 EMISSIONS TESTING, INC. dba
                                 SPEEDEMISSIONS



                                 By: /s/ Richard D. Downey
                                    ------------------------------------------
                                   Name:  Richard D. Downey
                                         -------------------------------------
                                   Title: Board Member
                                         -------------------------------------

                                 EMPLOYEE


                                 /s/ Richard A. Parlontieri
                                 ---------------------------------
                                 RICHARD A. PARLONTIERI

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